UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 5, 2014
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MARINA DISTRICT FINANCE COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)
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New Jersey	333-173275	22-3767829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Borgata Way
Atlantic City, NJ 08401
(Address of Principal Executive Offices, Including Zip Code)

(609) 317-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On June 5, 2014, Marina District Development Company, LLC (“Borgata”), a subsidiary in which Boyd Gaming Corporation (the “Company”) holds a controlling interest, entered into a settlement agreement (the “Settlement Agreement”) between Borgata and the City of Atlantic City. The Settlement Agreement resolved a portion of the previously disclosed tax appeal complaints filed by Borgata in connection with property tax assessments of certain Borgata properties for tax years 2011 through 2014.

As a result of the Settlement Agreement, Borgata will be entitled to receive a tax refund of $88.25 million for tax years 2011 through 2013, as well as an estimated tax credit of $17.85 million for the tax year 2014. Additionally, the City of Atlantic City has agreed to a defined property tax assessment for certain Borgata properties for the tax year 2015. Although the tax rate for 2015 is unknown, the Company believes that the revised assessment will result in significantly lower expenses for real estate taxes as compared to 2013. In exchange, Borgata has agreed to relinquish its right to further contest the property tax assessments for tax years 2011 through 2015, subject to certain conditions.

The Settlement Agreement does not affect the previously disclosed pending appeals of the property tax assessments for tax years 2009 and 2010 where the New Jersey Tax Court found in favor of Borgata, with aggregate estimated property tax refunds equal to approximately $48 million, plus statutory interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2014	MARINA DISTRICT FINANCE COMPANY, INC.

By: /s/ Josh Hirsberg
Josh Hirsberg
Vice President, Chief Financial Officer and Treasurer